        Addendum to Exhibit 99.B to the Republic of South Africa’s Annual Report (the “Annual Report”) for the fiscal year ended March 31, 2003 filed on Form 18-K on December 19, 2003, as amended on February 27, 2004.

Exhibit 99.B

DESCRIPTION OF THE REPUBLIC OF SOUTH AFRICA

        This Addendum supplements the information provided in the “Description of the Republic of South Africa” previously filed as Exhibit 99.B (“Exhibit 99.B”) to the Republic of South Africa’s Annual Report. Capitalized terms not defined in this Addendum have the meanings ascribed to them in Exhibit 99.B.

Exhibit 99.B

        In the “Summary Information” section, under the heading “Republic of South Africa,” the second table of figures, under the heading “Public Finance” is replaced by the following table:

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Revised Estimate	Budget(1)
	1998-1999(5)	1999-2000(5)	2000-2001(5)	2001-2002(5)	2002-2003	2003-2004
	(millions of rand except percentages)
Public Finance
Main Budget Revenue	184,005.40	198,162.40	215,591.90	248,447.20	275,745.50	304,459.00
% of GDP(1)(5)	24.45%	24.18%	23.6%	24.55%	23.98%	24.82%
Main Budget Expenditure	201,416.20	214,749.90	233,934.00	262,589.80	291,822.90	333,965.40
% of GDP(1)(5)	26.76%	26.20%	25.56%	25.94%	25.37%	27.23%
Main Budget Deficit	(17,410.80)	(16,587.60)	(18,342.10)	(14,142.60)	(16,077.40)	(29,506.40)
% of GDP(1)(5)	2.31%	2.02%	2.00%	1.40%	1.40%	2.41%
Net borrowing requirement	(15,589.30)	(10,834.70)	(17,663.70)	(11,496.30)	(13,747.30)	(30,165.10)
Change in cash and other balances (increase)	(3,301.10)	(2,595.20)	4,376.70	(2,970.60)	(1,650.60)	3,100.00

        In the “The South African Economy—Overview” section, under the heading “GDP Summary,” in the Table headed “GDP and Expenditures,” in the line item “Change in inventories” for the year 1999, the number “2,267" is replaced by the number “2,791.”

        In the “The South African Economy—Employment and Trade Unions” section, in the table entitled “Employment,” in the line item “Official Unemployed (Percentage)” for the year 2002, the number “29.5” is replaced by the number “30.5.”

        In the “Public Finance—Taxation” section, in the third line of the seventh paragraph, the first word “direct” is replaced by the word “indirect.”

        In the “Public Finance—2003-2004 National and Consolidated Budgets” section, in the table headed “Consolidated Government Revenue”:

—	in the line item "Domestic taxes on goods and services - Total" for the year 2002-2003, the number "109,614.2" is replaced by the number "97,554.4";

—	in the line item "Domestic taxes on goods and services - Total" for the year 2003-2004, the number "66,270.9" is replaced by the number "109,614.2";

—	in the second appearance of the line iem “State Miscellaneous Revenue (SMR)” for the year 2001-2002 (below the line item “TOTAL BUDGET REVENUE”), the number “3,706.2” is replaced by “-";

—	in the line item “Departmental Revenue (including grants)” for the year 2002-2003, the number “3,589.0” is replaced by the number “3,706.2.”

May 11, 2004